Exhibit 10.aa

Amendment No. 2 to Asset Purchase Agreement (this "Amendment"), dated as of June 1, 2009, between UBS Financial Services Inc., a Delaware corporation ("Seller"), and Stifel, Nicolaus & Company, Incorporated, a Missouri corporation ("Buyer").

RECITALS

Reference is hereby made to the Asset Purchase Agreement, dated as of March 23, 2009, between Seller and Buyer, as amended to date, including by that certain Amendment No. 1 to Asset Purchase Agreement between Buyer and Seller, dated as of May 4, 2009 (as amended, the "Purchase Agreement").

Reference is also hereby made to that certain letter from Buyer to Seller dated May 11, 2009, designating "Excluded Locations" for purposes of the Purchase Agreement (the "Excluded Location Notice").

Buyer and Seller wish to further amend the Purchase Agreement to provide that one of the branch offices of Seller designated as an "Excluded Location" in the Excluded Location Notice shall, subject to the terms and conditions set forth herein, instead be an "Acquired Location" for purposes of the Purchase Agreement and to provide for certain other agreements related to Buyer's acquisition of such branch office and certain assets related thereto.

AGREEMENT

The parties hereto hereby agree as follows:

1.          Designation of Additional Acquired Location.

(a)        On the terms and conditions set forth herein, from and after the date of this Amendment, the branch office identified on Appendix 1 to this Amendment (the "Additional Acquired Location") is hereby added as an Acquired Location for purposes of the Purchase Agreement, notwithstanding anything to the contrary in the Excluded Location Notice.

(b)        By consequence of the Excluded Location Notice and the addition of the Additional Acquired Location as an Acquired Location pursuant hereto, Exhibit B-1 and Exhibit B-2 to the Purchase Agreement shall be in the forms attached as Appendices 2-1 and 2-2, respectively, to this Amendment.

2.          Related Agreements.

(a)        Notwithstanding anything to the contrary in Section 3.1(b)(i) or Section 3.2(b)(ii) of the Purchase Agreement, at the Closing in which the Assets related to the Additional Acquired Location (together with the Assets related to other Business Locations being acquired at such Closing) are being acquired by Buyer pursuant to the Purchase Agreement (the "AAL Closing"), Buyer shall, in lieu of the Acquired Location Payment otherwise payable by Buyer to Seller at the AAL Closing with respect to the Additional Acquired Location, pay Seller the relevant Transferred Employee Amount (as set forth on Exhibit E to the Purchase Agreement) for each Transferred Employee and Non-Transferred SOI Employee related to the Additional Acquired Location (as set forth on Exhibit E to the Purchase Agreement) who or which becomes a Transferred Employee or Non-Transferred SOI Employee at or as of  such Closing.

(b)        Notwithstanding anything to the contrary in Section 3.1(b)(i) or Section 3.2(b)(ii) of the Purchase Agreement, Seller agrees that, at and contingent upon consummation of the AAL Closing, the Acquisition Consideration otherwise payable by Buyer to Seller at the AAL Closing shall be reduced by an amount equal to the Buyer Lease Value Amount (as defined below).

(c)         Except as provided in Section 2(a) and Section 2(b) of this Amendment, nothing in this Amendment shall modify the consideration payable to Seller (i) with respect to the Acquired Location status of the Additional Acquired Location, or (ii) at the AAL Closing.

(d)        For purposes hereof:

            "Buyer Lease Value Amount" means $230,000 (being the total amount that the parties have ascribed to Buyer's remaining aggregate leasehold payments, costs and obligations in respect of the lease and occupancy of the Relevant Buyer Premises (as defined below), as of the date of this Amendment).

             "Relevant Buyer Premises" the business premises leased by Buyer as of the date of this Amendment identified on Appendix 3 to this Amendment.

(e)        Buyer acknowledges and agrees that, except as provided in Section 2(b) of this Amendment, Buyer shall not be entitled to any other payment, offset, reduction, reimbursement or indemnification from Seller in respect of the Relevant Buyer Premises, or any costs, expenses, payments, obligations or liabilities of Buyer or any third party with respect thereto, including pursuant to the agreements and documents listed on Appendix 4 to this Amendment.  Buyer and Seller each acknowledge and agree that the Buyer Lease Value Amount is not subject to increase or decrease for any reason, except as the parties may otherwise mutually agree in writing.

(f)         Buyer represents and warrants to Seller that (i) all material agreements and documents relating to Buyer's lease or license, and occupancy, of the Relevant Buyer Premises (including the relevant lease agreement, all sublease and license agreements, and all amendments to any of the foregoing) are listed on Appendix 4 to this Amendment, (ii) it has delivered to Seller true and complete copies of all such agreements and documents listed on Appendix 4 to this Amendment, and (iii) the commencement date of Buyer's occupancy of the Relevant Buyer Premises was on or about February 20, 2009.

3.          Excluded Location Response Notice.   Buyer and Seller acknowledge and agree that this Amendment is being executed by the parties in lieu of Seller's delivery of the Excluded Location Response Notice pursuant to Section 1.6(c) of the Purchase Agreement.

4.          No Other Amendments.  Except as expressly set forth above, all of the terms and provisions of the Purchase Agreement remain in full force and effect unchanged.

5.          Capitalized Terms.  Capitalized terms used but not otherwise defined in this Amendment shall have the meanings assigned to them in the Purchase Agreement.

6.          Counterparts.  This Amendment may be executed in one or more counterparts, each of which (including counterparts delivered by facsimile or e-mail) shall constitute the executing party's original binding agreement, but all of which together shall constitute one and the same instrument.

7.          Governing Law.  This Amendment and the rights and obligations of the parties hereunder shall be governed by, interpreted, and enforced in accordance with the laws of the State of New York (without giving effect to its conflict of laws principles).  Section 24 of the Purchase Agreement shall be deemed to apply with respect to this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed, or have caused their duly authorized representatives to execute, this Amendment No. 2 to Asset Purchase Agreement as of the date first set forth above.

SELLER:

UBS FINANCIAL SERVICES INC.

By:	/s/ James D. Price
Name:	James D. Price
Title	Head, Wealth Management Advisor Group, US

By:	/s/ Diane Frimmel
Name:	Diane Frimmel
Title:	Chief Operations Officer

BUYER:

Stifel, Nicolaus & Company, Incorporated

By:	/s/ Ronald J. Kruszewski
Name:	Ronald J. Kruszewski
Title:	President and Chief Executive Officer

List of Appendices

Appendix 1	Additional Acquired Location
Appendix 2-1	Exhibit B-1 to the Purchase Agreement
Excluded Locations
Appendix 2-2	Exhibit B-2 to the Purchase Agreement
Partially Acquired Locations
Appendix 3	Relevant Buyer Premises
Appendix 4	Agreements and Documents Material to Relevant Buyer Premises

The appendices to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. We will furnish supplementally a copy of any omitted appendices to the Securities and Exchange Commission upon request.